EXHIBIT 23.2

Independent Auditors’ Consent

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Mpower Holding Corporation of our report dated March 4, 2005 relating to the Statement of Assets Acquired and Liabilities Assumed of Certain California Operating Assets Previously Owned by ICG Communications, Inc. and Acquired by Mpower Holding Corporation as of December 31, 2004 and the related Statement of Direct Revenue and Expenses for the year ended December 31, 2004, which appears in the Current Report on Form 8-K/A of Mpower Holding Corporation filed with the Securities and Exchange Commission on March 15, 2005.

Rochester, New York	By:	/s/ Bonadio & Co., LLP
Date: May 2, 2005		Bonadio & Co., LLP